EXHIBIT 99.1

Diodes Incorporated Completes Acquisition of Pericom Semiconductor

Pericom Receives Shareholder Approval at Special Meeting

Plano, Texas – November 25, 2015 – Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today announced that it has completed its acquisition of Pericom Semiconductor (Nasdaq: PSEM).

The merger agreement was initially announced on September 3, 2015, and Pericom shareholders approved the transaction at a Special Meeting of Shareholders held on November 20, 2015. The transaction closed and became effective today, with each share of Pericom being converted into the right to receive $17.75 in cash, without interest. The aggregate consideration will be approximately $413 million, including the value of Pericom equity awards paid out or converted to Diodes equity awards. As a result of the transaction’s close, the common stock of Pericom will no longer be listed for trading on the NASDAQ stock exchange as of the close of market today.

“We are very pleased to complete the acquisition of Pericom, which will be immediately accretive to Diodes’ earnings and also provide enhanced margin expansion opportunities,” stated Dr. Keh-Shew Lu, President and Chief Executive Officer. “Also notable, this acquisition broadens Diodes’ analog footprint and adds a strong mixed-signal connectivity offering that will drive expanded product content in our target market applications. Pericom also provides an extensive timing product line that complements Diodes’ standard product portfolio.”

Dr. Lu also added, “I would like to personally welcome the Pericom employees to the Diodes’ family. Together, we are able to accelerate the attainment of our goal to reach a $1 billion annual revenue run rate with 35 percent gross margin, and I look forward to expanding our global organization and achieving future success.”

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor's SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes' products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas' sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two additional facilities located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai and in Chengdu, China, as well as in Neuhaus and in Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world. For further information, including SEC filings, visit Diodes’ website at www.diodes.com.

Except for the historical and factual information contained in this press release, the matters set forth in this press release (including statements as to the expected benefits of the acquisition and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will” and similar expressions) are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: the risk that Pericom’s business will not be integrated successfully into the Company’s; the risk that the expected benefits of the acquisition may not be realized; the risk that Pericom’s standards, procedures and controls will not be brought into conformance within the Company’s operations; difficulties coordinating the Company’s and Pericom’s new product and process development, hiring additional management and other critical personnel, and increasing the scope, geographic diversity and complexity of the Company’s operations; difficulties in consolidating facilities and transferring processes and know-how; difficulties in reducing the costs of Pericom’s business; the diversion of our management’s attention from the management of our business; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates and our joint venture prospects; the risk of unfavorable currency exchange rates; the risk that our future guidance may be incorrect; the risk that the global economic weakness may be more severe or last longer than we currently anticipate; the impact of competition; and other risk factors relating to our industry and business as detailed from time to time in the Company’s reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of the press release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Recent news releases, annual reports and SEC filings are available at the Company’s website:  http://www.diodes.com.  Written requests may be sent directly to the Company, or they may be e-mailed to:  diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehr	Leanne Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	lsievers@sheltongroup.com